================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of The
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 31, 2005

                             WALTER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                    001-13711                  13-3429953
(State or other jurisdiction of       (Commission               (IRS Employer
incorporation or organization)        File Number)           Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida                          33607
  (Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (813) 871-4811

                                 NOT APPLICABLE

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

================================================================================

ITEM 1.01       MATERIAL DEFINITIVE AGREEMENT

On March 31, 2005, Walter Industries, Inc. (the "Company") entered into a Seventh Amendment of its Credit Agreement dated April 17, 2003 by and among the Company, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, SunTrust Bank, as Syndication Agent and L/C Issuer, BNP Paribas and Credit Lyonnais as Co-Documentation Agents and the Lenders thereto (the "Credit Agreement"). The Seventh Amendment increases the Revolving Credit facility by $20,000,000 to a total of $265,000,000. The Seventh Amendment also lowers the applicable rate attributed to borrowings, letter of credit fees, and commitment fees; increases the aggregate amount of permitted indebtedness related to capital leases, synthetic lease obligations and purchase money obligations for real property and fixed capital assets from $25,000,000 to $50,000,000; provides for up to $200,000,000 of subordinated debt; amends the Company's ability to pay dividends and repurchase its common stock to an amount not to exceed in any fiscal year $35,000,000 plus 50% of Consolidated Net Income for the immediately preceding fiscal year; allows the prepayment of subordinated debt under certain conditions; amends the Financial Covenants by (i) increasing the maximum permitted Consolidated Leverage Ratio from 2.75 to 1.0 to 3.50 to 1.0, (ii) adding a new Consolidated Senior Secured Leverage Ratio not to exceed 2.50 to 1.0, (iii) deleting the Fixed Charge Coverage Ratio, and (iv) adding a limitation on Capital Expenditures in each fiscal year; increases the threshold for lender approval for individual cash acquisitions from $50,000,000 to $100,000,000; and allows the Company to increase the Credit Agreement under certain conditions in an aggregate amount not to exceed $110,000,000 through increased commitments of existing lenders or the addition of new lenders.

ITEM 8.01       OTHER EVENTS

The Company announces that its 3.75% Convertible Senior Subordinated Notes due 2024 (the "Convertible Notes") are convertible, having satisfied, as of March 31, 2005, the common stock sale price condition. As a result of the satisfaction of this condition, holders may convert their Convertible Notes into shares of the Company's common stock at any time on or prior to 5:00 p.m., New York City time, on June 30, 2005. The Convertible Notes may be convertible during future periods if this or other conditions to conversion are satisfied. As previously announced, conversion notifications are disclosed in filings with the Securities and Exchange Commission on Form 8-K, which are posted on the Company's web site.

Pursuant to the terms of the indenture under which Convertible Notes were issued in April 2004, the Convertible Notes are currently convertible at a rate of
56.0303 shares of common stock per $1,000 principle amount of Convertible Notes (equivalent to a conversion price of $17.85 per share). The Company has the option to satisfy all or a portion of its conversion obligation in cash. Cash will be paid in lieu of fractional shares. If all outstanding Convertible Notes were surrendered for conversion and if Walter Industries elected to satisfy the entire conversion solely with shares, the aggregate number of shares of common stock issued would total approximately 9.8 million.

The Convertible Notes were also subject to conversion at the option of holders during the period from January 1, 2005 to March 31, 2005. No conversions took place during that period.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      WALTER INDUSTRIES, INC.


                                      By:    /s/ Victor P. Patrick
                                             -----------------------------------
                                      Title: Victor P. Patrick
                                             Sr. Vice President, General Counsel
                                             and Secretary

Date:  April 1, 2005